Amarantus Acquires Additional Rights to LymPro Test ® from Memory Dx

San Francisco Calif., May 5, 2014 – Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to cell cycle dysregulation, endoplasmic reticulum stress, neurodegeneration and apoptosis, today announced that it has acquired additional rights for its flagship Alzheimer’s blood diagnostic LymPro Test ® from Memory Dx, LLC. The rights acquired by Amarantus are related to certain improvements that were sought out for the LymPro assay following the completion of work published in 2012 in the scientific journal Neurobiology of Aging. Memory Dx and Amarantus identified that these data sets fall outside the purview of Memory Dx’ license agreement with the University of Leipzig, thereby allowing Memory Dx to sell the rights outright to Amarantus, without related milestones and royalties.

“With analytical performance achieved on the original LymPro assay (Version 1) published in the scientific journal Neurobiology of Aging in 2012, we are well positioned to commercialize a strong, analytically valid and well performing assay in the second half of 2014, given the work we have done with Becton Dickinson over the last year,” said Gerald E. Commissiong, President & CEO of Amarantus. “The team at Memory Dx conducted a significant amount of work beyond the 2012 Neurobiology of Aging publication, and we believe certain improvements to the LymPro Test ® may be made as a result of their unpublished work (Version 2). Today’s agreement positions Amarantus to have exclusivity over LymPro for the foreseeable future both in the United States and internationally as we continue negotiations with CLIA partners. Further, as we continue the build out of Amarantus Diagnostics, our diagnostic division, these additional rights coupled with plans in process to re-launch development for our NuroPro diagnostic blood test for Parkinson’s disease, will bolster our diagnostic division as a potentially stand-alone corporate entity in the future.”

It is estimated that over 5.4 million people in the United States suffer from Alzheimer’s disease and over 500,000 patients are diagnosed annually, with nearly one in eight older Americans affected by the disease. Alzheimer’s is the third leading cause of death in the United States. The estimated cost of unpaid care in the United States is estimated at over $210 billion annually and the total payments for care are estimated at over $200 billion annually, including $140 billion in cost to Medicare and Medicaid. It is estimated that the cost to the United States will exceed $1.4 trillion by 2050. Amarantus believes the market opportunity for an effective Alzheimer’s disease blood diagnostic such as LymPro far exceeds $500 million annually in the United States alone, and the Company intends to be first to market with a biologically relevant diagnostic blood test for Alzheimer’s.

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia and Adult ADHD. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Investor/Media Contacts

Aimee Boutcher, Director of Investor Relations

Amarantus Bioscience Holdings, Inc.

408-737-2734 x 101

ir@amarantus.com

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements.” These forward-looking statements generally are identified by the words believes,” project,” expects,” anticipates,” estimates,” intends,” strategy,” plan,” may,” will,” would,” will be,” will continue,” will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.